Exhibit 99.1

For Immediate Release

For further information, contact:

David Dunlap, CFO	Cormac Glynn
Socket Communications, Inc.	CEOcast, Inc. for Socket Communications, Inc.
(510) 744-2735	(212) 732-4300

Socket Communications Reports 33 Percent Increase in Quarterly Revenue and Second Consecutive Quarter of Net Income

Company Expects Second Half Revenue Growth and Increased Profitability

Newark, CA -- July 21, 2004 -- Socket Communications, Inc. (Nasdaq: SCKT) announced financial results for its second quarter ended June 30, 2004. The Company reported revenue of $6.7 million, an increase of 33 percent compared to revenue of $5.1 million for the same quarter a year ago. The company reported net income applicable to common stockholders for the quarter ended June 30, 2004 of $43,000 or $0.00 per share compared to a net loss of ($0.5) million or ($0.02) per share for the same quarter a year ago. The second quarter represented the Company's second consecutive quarter of net income.

Revenue for the six months ended June 30, 2004 was $13.5 million, an increase of 35 percent compared to revenue of $10.0 million for the same period one year ago. Net income applicable to common stockholders for the six months ended June 30, 2004 was $83,000, or $0.00 per share, compared to a net loss of ($1.6) million or ($0.06) per share for the comparative period one year ago.

Revenue and earnings for the second quarter were flat in comparison to the previous quarter due to the timing of the receipt of orders. Backlog (orders received as of the end of the quarter that are shippable in the following quarter) increased from $1.4 million at the end of the first quarter of 2004 to $1.6 million at the end of the second quarter of 2004. Since July 1st, the Company has received an additional $1.5 million in orders, a fast start for the third quarter, bringing its total shippable orders as of today to $3.1 million.

The balance sheet at June 30, 2004 included cash of $7.6 million, a current ratio of 1.7 to one, equity of $16.7 million and no long term debt. Inventory balances at June 30, 2004 increased to $2.7 million, compared to $1.7 million at March 31, 2004 and December 31, 2003, in anticipation of the orders that the Company has received for shipment in July.

"Our results this quarter demonstrates growing demand for our products, and would have been stronger except for order delays," said Kevin Mills, president and chief executive officer of Socket Communications. "We expect that during the second half of this year we will be able to improve profitability through revenue growth, while maintaining our product margins and closely managing our expenses."

"We have also been devoting considerable attention over the past several years to the support of software developers and value-added resellers who are creating mobile software applications using our data collection products," continued Mills. "Our revenue growth rate of 77 percent for our data collection products for the first six months of this year, compared to the same period a year ago, is due in large part to the availability of software applications that use our growing family of data collection products. We have listed more than 40 companies on our website that are offering application software, and there are many more applications under development. We value the relationships we have built with value-added resellers and third party software vendors whose software becomes an important part of enterprise mobile computing solutions that use our products. These relationships, coupled with new products and broader platform support, should enable us to continue this growth."

"We are particularly pleased with the pace of our new product development and the market acceptance of recently developed data collection products. We have sold more than $2 million of our SDIO bar code scanners since their introduction in September 2003. We began shipping our cordless hand scanner with Bluetooth wireless technology at the end of the second quarter of 2004. During the second quarter we also released new cordless software for tablets, laptops, notebooks and desktops to allow our cordless products to be used with all Windows based computers, and we will soon add the cordless hand scanner to that software. We also announced a CompactFlash RFID reader to address the needs for mobile RFID readers as this technology becomes more widely adopted."

"Our branded connectivity product business continues to benefit from growth in revenue from our family of cordless products for handheld computers using Bluetooth wireless technology and growth of revenue from our wireless LAN plug-in products. These cordless products include a standalone GPS receiver, a standalone modem, a plug-in serial adapter, plug-in CompactFlash and SDIO cards, and embedded modules. Approximately $2.7 million, or 40 percent of our total revenue in the second quarter of 2004 was from cordless and wireless products, compared to approximately 34 percent of our total revenue from these products in the first quarter of 2004."

Other Financial Information

The Company's balance sheet at June 30, 2004 included a cash balance of $7.6 million, reflecting a net increase of $1.1 million from the cash balance at December 31, 2003. Sources of cash for the six month period included increased borrowings on the Company's bank line of credit of $1.4 million, proceeds from the exercise of stock options and warrants of $0.1 million, and positive cash from operations of $0.3 million, including working capital changes. Cash was used to complete repayment of a note payable to Nokia Corporation of $0.5 million and investment in property and equipment of $0.2 million. The current ratio (current assets divided by current liabilities) at June 30, 2004 was 1.7 to 1.0.

Total revenue for the three and six month periods ended June 30, 2004 and revenue growth by product family in 2004 over the corresponding periods in 2003 in millions of dollars were as follows:

Product Family	Q2 2004 Revenue	% Growth	Six Months 2004 Revenue	% Growth
Connectivity Products	$2.3	15%	$4.9	24%
Bar Code Scanning Products	2.4	69%	4.9	77%
Peripheral Connection Products	1.0	4%	1.8	(4%)
Embedded Products	1.0	49%	1.9	40%
Totals	$6.7	33%	$13.5	35%

Gross profit on sales was 51 percent for the quarter and six month periods ended June 30, 2004 compared to 49 percent for the corresponding periods a year ago. The higher margins resulted from product cost reduction programs partially offset by reductions in product pricing.

Research and development expense increased to $0.9 million for the quarter ended June 30, 2004 compared to $0.8 million for the same period a year ago, and to $1.8 million for the six month period ended June 30, 2004 compared to $1.7 million for the same period a year ago. These increases resulted from a moderate increase in engineering headcount in 2004 and increases in contract engineering services.

Sales and marketing expense increased to $1.5 million for the quarter ended June 30, 2004 compared to $1.2 million for the same period a year ago, and to $3.0 million for the six month period ended June 30, 2004 compared to $2.5 million for the same period a year ago. The increases resulted from increased sales and marketing headcount in 2004 and increased advertising and promotion.

General and administrative expense increased to $0.9 million for the quarter ended June 30, 2004 compared to $0.7 million for the same period a year ago, and to $1.7 million for the six month period ended June 30, 2004 compared to $1.4 million for the same period a year ago. The increases were primarily due to the costs of defending a patent litigation lawsuit initiated by Khyber Technologies in June 2003.

The Company settled the patent litigation lawsuit on July 15, 2004 by acquiring the patent from Khyber Technologies for $600,000. The patent, U.S. patent number 5,902,991 entitled Card Shaped Computer Peripheral Device, is a basic patent covering plug-in bar code scanners, imagers and RFID products, and further strengthens the Company's patent portfolio in the plug-in bar code scanner marketplace. The patent purchase will be capitalized as an intangible asset purchase during the third quarter of 2004.

Preferred stock dividends are paid quarterly to the remaining holders of Series F Convertible Preferred Stock issued in March 2003. Dividends in 2003 also included dividends to the holder of Series E Convertible Redeemable Preferred stock that was fully converted into common stock in the third quarter of 2003. Charges for preferred stock accretion in 2003 related to the conversion of Series E Preferred Stock and to the issue of Series F Preferred Stock.

Quarterly Management Conference Call
Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay on www.ccbn.com or participants may join the call by telephone at (800) 366-7417 or hear a replay via telephone at 800-405-2236, access code 11003169# for a week following the call.

About Socket Communications
Socket Communications, Inc., the Mobile Connection™ Company, provides a broad range of connectivity and data collection products for mobile computers, including Windows Mobile- based Pocket PCs, Windows CE devices, Palm PDAs and Smartphones, as well as Tablet PCs and notebooks. Socket's Mobility Friendly™ products are feature-rich while promoting ease of use and lead the market with the smallest footprint and the most Battery Friendly® power consumption in their class. Socket's Embedded Systems Group provides hardware developers with solutions using mobilityIC™ interface chips and KwikBlue™ modules with embedded Bluetooth® Wireless Technology. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or www.socketcom.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements forecasting future financial results and operating activities, market acceptance of our products, expectations for growth in demand for our products, expectations for expansion of the distribution channels for our products, expectations for the stabilization of gross margins on revenue, and the timing of introduction and availability of new products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk of delays in the availability of new products due to technological, market, or financial factors including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and of our related connection products, the ability of our strategic partnerships to benefit our business as expected, our ability to enter into additional distribution relationships, or the other factors described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Mobility Friendly, and KwikBlue are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. All other trademarks and trade names contained herein may be those of their respective owners. © 2004, Socket Communications, Inc. All rights reserved.

--Financial tables to follow--

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue	$ 6,732	$ 5,075	$ 13,475	$ 9,954
Cost of revenue	3,317	2,584	6,628	5,061
Gross margin	3,415	2,491	6,847	4,893
Gross margin percent
	51%	49%	51%	49%
Research and development	910	793	1,834	1,714
Sales and marketing	1,470	1,228	2,989	2,512
General and administrative	896	737	1,743	1,411
Amortization of intangible technology	92	101	184	217
Interest (income) expense, net	(9)	15	(12)	34
Total operating expenses
	3,359	2,874	6,738	5,888
Net income (loss)	56	(383)	109	(995)
Preferred stock dividends	(13)	(58)	(26)	(90)
Preferred stock accretion	--	(102)	--	(486)
Net income (loss) applicable to common stockholders	$ 43	$ (543)	$ 83	$ (1,571)
Basic and diluted net income (loss) per share applicable to common stockholders	$ 0.00	$ (0.02)	$ 0.00	$ (0.06)
Weighted average shares outstanding:
Basic Diluted
	30,013 34,045	24,533 24,533	29,974 34,195	24,370 24,370

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	June 30, 2004 (Unaudited)	December 31, 2003*
Cash	$ 7,558	$ 6,422
Accounts receivables	4,206	3,648
Inventories	2,695	1,737
Other current assets	151	210
Property and equipment, net	551	585
Goodwill	9,798	9,798
Intangible technology	528	711
Other assets	136	154
Total assets	$ 25,623	$ 23,265

Accounts payable and accrued liabilities	$ 4,641	$ 3,751
Bank line of credit	2,964	1,567
Deferred income on shipments to distributors	1,207	852
Note payable	--	505
Capital leases/other non-current liabilities	87	92
Common and convertible preferred stock	50,603	50,460
Accumulated deficit	(33,879)	(33,962)
Total Liabilities and Equity	$ 25,623	$ 23,265
*Derived from audited financial statements.

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